Alcan Corporation

Executive Company Vehicle Program

The company provides designated individuals with a company paid leased vehicle. The executive is given an allowance that may be spent on a vehicle of the employee's choosing (Appendix A). The executive may select a vehicle with a cost in excess of the allowance, but the excess is payable by the individual.

Lease Program

The company has a designated vehicle leasing company that obtains the vehicle and provides the following services at no cost to the individual.

Vehicle Purchase Maintenance Services Vehicle Registration Personal Tax Calculation Fuel Purchase Credit Card Vehicle Disposal

Vehicle Operation

The vehicle is available for both business and personal use by the executive and his/her spouse. Per U.S. Internal Revenue Service Regulation, the driver is required to maintain records of personal use, because a company provided vehicle is considered a taxable benefit to the employee. The leasing company provides an automated reporting system to accommodate this process.

Vehicle Cost Exceeding Allowance

Should the executive select a vehicle in excess of the allowance, the amount above the allowance will be divided by 50 months (amortization period) and deductions taken from the employee's paycheck.

Vehicle Disposal

Company vehicles are disposed of after 36 months in service or 60,000 miles whichever comes first. The driver is given first right to purchase the vehicle at the book value (28% of the original capitalized cost). Should the driver decline to purchase the vehicle, the company will take responsibility for disposing of the vehicle. Any employee deductions for leases over the allowance cease upon disposal of the vehicle.

APPENDIX A

Executive Company Vehicle Program

Allowances
PRESIDENT, ROLLED PRODUCTS AMERICAS AND ASIA	$ 40,000

JOB GRADE 43 AND ABOVE (as approved by VP, Human Resources RPAA)	$ 37,000

JOB GRADE 42 AND BELOW (as approved by VP, Human Resources RPAA)	$ 32,000

Approved by: David Godsell, VP, HR - RPAA

November 7, 2000